                                                                     EXHIBIT 2.2


================================================================================


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                              CAVALIER EAST, L.L.C.
                            CAVALIER TELEPHONE,. LLC


                                       AND


                          NET2000 COMMUNICATIONS, INC.
                      NET2000 COMMUNICATIONS HOLDINGS, INC.
                       NET2000 COMMUNICATIONS GROUP, INC.
                            NET2000 INVESTMENTS, INC.
                     NET2000 COMMUNICATIONS OPERATIONS, INC.
                 NET2000 COMMUNICATIONS CAPITAL EQUIPMENT, INC.
                      NET2000 COMMUNICATIONS SERVICES, INC.
                    NET2000 COMMUNICATIONS REAL ESTATE, INC.
                     NET2000 COMMUNICATIONS OF VIRGINIA, LLC
                      FREBON INTERNATIONAL CORPORATION AND
                                    VISION IT




                                NOVEMBER 15, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.       DEFINITIONS; INTERPRETATION                                                                              1
--       ---------------------------

         (a)      Definitions.....................................................................................1
         ---      -----------
         (b)      Interpretation..................................................................................7
         ---      --------------

2.       SALE AND PURCHASE OF ACQUIRED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES                         7
--       --------------------------------------------------------------------------------

         (a)      Purchase and Sale of Acquired Assets............................................................7
         ---      ------------------------------------
         (b)      Excluded Assets.................................................................................8
         ---      ---------------
         (c)      Assumption of Liabilities.......................................................................9
         ---      -------------------------
         (d)      Excluded Liabilities...........................................................................10
         ---      --------------------
         (e)      Cure of Defaults...............................................................................10
         ---      ----------------
         (f)      Excluded Accounts Agreement....................................................................10
         ---      ---------------------------
         (g)      Master Services Agreement......................................................................10
         ---      -------------------------

3.       PURCHASE PRICE                                                                                          10
--       --------------

         (a)      Purchase Price.................................................................................10
         ---      --------------
         (b)      Allocation.....................................................................................11
         ---      ----------

4.       CLOSING; CLOSING DOCUMENTS                                                                              11
--       --------------------------

         (a)      Closing........................................................................................11
         ---      -------
         (b)      Deliveries by Sellers..........................................................................11
         ---      ---------------------
         (c)      Deliveries by Buyer............................................................................12
         ---      -------------------

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS                                                               13
--       -----------------------------------------

         (a)      Organization, Qualification and Authority......................................................13
         ---      -----------------------------------------
         (b)      No Approvals; Conflict.........................................................................13
         ---      ----------------------
         (c)      Litigation.....................................................................................13
         ---      ----------
         (d)      Financial Statements...........................................................................14
         ---      --------------------
         (e)      Title to Acquired Assets.......................................................................14
         ---      ------------------------
         (f)      Assumed Contracts..............................................................................14
         ---      -----------------
         (g)      Employees......................................................................................14
         ---      ---------
         (h)      Brokers' Fees..................................................................................14
         ---      -------------
         (i)      Intellectual Property..........................................................................15
         ---      ---------------------
         (j)      Disclaimer of other Representations and Warranties.............................................15
         ---      --------------------------------------------------

6.       REPRESENTATIONS AND WARRANTIES OF BUYER                                                                 15
--       ---------------------------------------

         (a)      Organization, Qualification and Authority......................................................15
         ---      -----------------------------------------
         (b)      No Approvals; Conflict.........................................................................16
         ---      ----------------------
         (c)      Litigation.....................................................................................16
         ---      ----------
         (d)      Brokers' Fees..................................................................................16
         ---      -------------
         (e)      Financing Contingencies........................................................................16
         ---      -----------------------
         (f)      Confidentiality................................................................................16
         ---      ---------------

         (g)      Employees......................................................................................16
         ---      ---------

7.       COVENANTS                                                                                               17
--       ---------

         (a)      General........................................................................................17
         ---      -------
         (b)      Operation of Business..........................................................................17
         ---      ---------------------
         (c)      Reasonable Access..............................................................................17
         ---      -----------------
         (d)      Notice of Developments.........................................................................18
         ---      ----------------------
         (e)      Bankruptcy Court Approval......................................................................18
         ---      -------------------------
         (f)      Order Approving Notices Procedures.............................................................19
         ---      ----------------------------------
         (g)      Post-Closing Access to Records.................................................................19
         ---      ------------------------------
         (h)      Further Actions................................................................................19
         ---      ---------------
         (i)      Disclosure Letter..............................................................................20
         ---      -----------------

8.       CONDITIONS TO CLOSING                                                                                   21
--       ---------------------

         (a)      Conditions to Obligation of Buyer..............................................................21
         ---      ---------------------------------
         (b)      Conditions to Obligation of Sellers............................................................21
         ---      -----------------------------------

9.        EXPENSES AND FEES                                                                                      22
--       ------------------

10.       DEPOSIT AND LIQUIDATED DAMAGES                                                                         22
---      -------------------------------

11.      TERMINATION                                                                                             23
---      -----------

         (a)      Mutual Agreement...............................................................................23
         ---      ----------------
         (b)      Termination by Buyer...........................................................................23
         ---      --------------------
         (c)      Termination by Sellers.........................................................................23
         ---      ----------------------
         (d)      Effect of Termination..........................................................................23
         ---      ---------------------

12.      MISCELLANEOUS                                                                                           23
---      -------------

         (a)      Survival of Representations and Warranties.....................................................23
         ---      ------------------------------------------
         (b)      Transfer Taxes.................................................................................23
         ---      --------------
         (c)      Waiver.........................................................................................24
         ---      ------
         (d)      Press Releases and Public Announcements........................................................24
         ---      ---------------------------------------
         (e)      No Third-Party Beneficiaries...................................................................24
         ---      ----------------------------
         (f)      Entire Agreement; Amendment....................................................................24
         ---      ---------------------------
         (g)      Succession and Assignment......................................................................24
         ---      -------------------------
         (h)      Counterparts...................................................................................25
         ---      ------------
         (i)      Headings.......................................................................................25
         ---      --------
         (j)      Notices........................................................................................25
         ---      -------
         (k)      Governing Law; Jurisdiction....................................................................26
         ---      ---------------------------
         (l)      Severability...................................................................................26
         ---      ------------
         (m)      Incorporation of Disclosure Letter.............................................................27
         ---      ----------------------------------

EXHIBITS

Exhibit A               Master Services Agreement

Exhibit B               Bid Procedures Order

Exhibit C               Breakup Fee Order

Exhibit D               Sale Order

Exhibit E               Escrow Agreement

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of November 15, 2001 by and among Cavalier East, L.L.C., a Delaware limited liability company ("BUYER"); Cavalier Telephone, LLC a Delaware limited liability company (with respect to Section 7(k), only)("CAVALIER"); and Net2000 Communications, Inc., a Delaware corporation; Net2000 Communications Holdings, Inc., a Delaware corporation; Net2000 Communications Group, Inc., a Delaware corporation; Net2000 Investments, Inc., a Delaware corporation; Net2000 Communications Operations, Inc., a Delaware corporation; Net2000 Communications Capital Equipment, Inc., a Delaware corporation; Net2000 Communications Services, Inc., a Delaware corporation; Net2000 Communications Real Estate, Inc., a Delaware corporation; Net2000 Communications of Virginia, LLC, a Virginia limited liability company; FreBon International Corporation, a Virginia corporation; and Vision IT, a California corporation (collectively, "SELLERS").

                                    RECITALS

        A. Sellers desire to sell to Buyer, and Buyer desires to purchase and acquire from Sellers, substantially all of the assets used or held for use in connection with the Business (as defined below) in accordance with and subject to the terms and conditions set forth in this Agreement.

        B. Following the execution of this Agreement, Seller plans to file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as defined below) (the "BANKRUPTCY CASE") in accordance with the United States Bankruptcy Court for the District of Delaware (the "COURT").

        C. The Acquired Assets (as defined below) will be sold pursuant to the terms and conditions of this Agreement and an order of the Court approving such sale under Sections 105, 363, 365 and 1146 of the United States Bankruptcy Code (11 U.S.C. Section 101 et. seq. ((the "BANKRUPTCY CODE"), and such sale will include the assumption and assignment of certain executory contracts and unexpired leases and liabilities in accordance with Section 365 of the Bankruptcy Code.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

        1.      DEFINITIONS; INTERPRETATION.

                (a)     Definitions.

                In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:

        "ACCOUNTS RECEIVABLE" means all rights to payment for goods sold, licensed or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon and all instruments pertaining thereto.

        "ACQUIRED ASSETS" has the meaning set forth in Section 2(a) hereof.

        "AFFILIATE" means, with respect to any Person, (i) a spouse or member of the immediate family of such Person, (ii) any member, manager, director, officer or partner of such Person, (iii) any corporation, partnership, business, association, limited liability company, firm or other entity of which such Person is a member, manager, director, officer or partner or owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interests and (iv) any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such first Person.

        "ASSUMED CONTRACTS" has the meaning set forth in Section 2(a)(iii).

        "ASSUMED LIABILITIES" has the meaning set forth in Section 2(b).

        "ASSUMPTION AGREEMENT" means that certain assignment and assumption agreement to be executed and delivered by the parties at Closing in form and substance satisfactory to Buyer.

        "BANKRUPTCY CASE" has the meaning set forth in the preamble to this Agreement.

        "BANKRUPTCY CODE" means Title 11 of the United States Code, 11 U.S.C. Sections 1.01 et. seq., as in effect on the date Sellers file their voluntary petitions for relief with the Court as set forth in the preamble to this Agreement.

        "BID PROCEDURES ORDER" has the meaning set forth in Section 7(f).

        "BILL OF SALE" has the meaning set forth in Section 4(b).

        "BREAKUP FEE" shall be a payment to be made subject to the Breakup Fee Order in the amount of 5% of the Purchase Price of the Acquired Assets if an alternative transaction is approved by the Court and provided Buyer is ready, willing and able to close at the time of the Sale Order hearing, or any substitution therefore or alternative thereto approved by the Court at or in connection with the hearing on the Sale Option, which amount shall be payable at the closing of the counterbid.

        "BREAKUP FEE ORDER" shall mean the order approving the Breakup Fee that shall provide the Breakup Fee shall be payable at the closing of the counterbid which order shall be in form acceptable to Buyer in its reasonable discretion.

        "BUSINESS" means the Sellers' United States network operations business, which business consists of the provision of state-of-the-art broadband telecommunications services, including a bundled package of high-speed data services, internet services, local telephone services and long distance telephone services, through a single broadband connection.

        "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Washington, D.C., are authorized or required by Law to be closed.

        "BUYER" has the meaning set forth in the preface above.

        "BUYER CLOSING DOCUMENTS" has the meaning set forth in Section 4(c).

        "CLAIM" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        "CLOSING" has the meaning set forth in Section 4(a).

        "CLOSING DATE" has the meaning set forth in Section 4(a).

        "CODE" means the Internal Revenue Code of 1986, any amendments thereto, any successor statutes and any regulations promulgated thereunder.

        "CONFIDENTIAL INFORMATION" means all trade secrets and all proprietary and confidential information concerning the businesses and affairs of Sellers and their Affiliates, the Acquired Assets or the Business that are not already generally available to the public.

        "COURT" has the meaning set forth in the preamble to this Agreement.

        "DEFERRED PURCHASE PRICE" has the meaning set forth in Section 3(a).

        "DEFERRED PURCHASE PRICE DOCUMENTS" has the meaning set forth in
Section 4(c).

        "DISCLOSURE LETTER" has the meaning set forth in Section 5.

        "EFFECTIVE TIME" has the meaning set forth in Section 4(a).

        "EMPLOYEES" has the meaning set forth in Section 5(g).

        "ESCROW AGENT" has the meaning set forth in Section 10.

        "ESCROW AGREEMENT" has the meaning set forth in Section 10.

        "EXCLUDED ACCOUNTS" means the accounts of the Sellers' pending or existing customers in the New Jersey, New York, Rhode Island and Massachusetts markets.

        "EXCLUDED ACCOUNTS AGREEMENT" has the meaning set forth in Section 2(f).

        "EXCLUDED ACCOUNTS AMOUNT" has the meaning set forth in Section 2(f).

        "EXCLUDED ASSETS" has the meaning set forth in Section 2(b).

        "EXCLUDED LIABILITIES" has the meaning set forth in Section 2(c).

        "FINANCIAL STATEMENTS" means Seller's audited financial statements for the Business for the fiscal year ended December 31, 2000 and unaudited financial statements for the six (6) months ended June 30, 2001, copies of which have been provided to Buyer by Seller.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, executive, court, commission, department, legislature, tribunal, instrumentality, telecom regulatory authorities, or administration of the United States, a foreign country or any state, provincial, territorial, municipal, county, local or other governmental entity in the United States or a foreign country.

        "GOVERNMENTAL PERMITS" means all licenses, permits, approvals, consents, certificates, waivers, exemptions, orders, registrations, variances and other authorizations from any and all Governmental Authorities, including any state sales tax numbers, used or held for use solely or primarily in connection with the conduct of the Business.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, any amendments thereto, any successor statutes and any regulations promulgated thereunder.

        "HSR FILING" means any filings required to be made under the HSR Act by either of the parties hereto in connection with this Agreement and the consummation of the transactions described herein.

        "INTELLECTUAL PROPERTY" means all U.S. and foreign, whether proprietary or pursuant to license, as the case may be: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) registered and unregistered copyrightable works and copyrights, and all applications, registrations, and renewals in connection therewith; (d) mask works and all applications, registrations, and renewals in connection therewith; (e) trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer lists, pricing and cost information, and business and marketing plans and proposals to the extent that any of the foregoing constitute trade secrets or confidential information used in connection with the operation of the Business); (f) computer software programs (including data and related documentation); and (g) copies and tangible embodiments thereof (in whatever form or medium).

        "INVENTORIES" means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies.

        "KNOWLEDGE OF SELLERS" means the actual knowledge of Clayton A. Thomas, Jr.; Donald Clarke and Duane Albro.

        "LAW" means any law, statute, regulation, rule, code, ordinance or court order enacted, adopted, issued or promulgated by any Governmental Authority.

        "LEASED REAL PROPERTY," means all leased real property and improvements.

        "LIABILITY" or "LIABILITIES" means any and all liabilities, obligations, judgments, damages, charges, costs, debts and indebtedness of any and every kind and nature whatsoever, absolute or contingent, liquidated or unliquidated, in Law, equity or otherwise.

        "LIEN" means, with respect to any asset or property of any character, any mortgage, pledge, security interest, lien (including any mechanics or materialmen lien, tax lien, shipper or warehousemen lien or customs lien), right of first refusal, option or other right to acquire, transfer for security, charge, Claim, easement, conditional sale agreement, title retention agreement, defect in title, or other encumbrance or adverse Claim of any nature pertaining to or affecting such asset or property, whether voluntary or involuntary and whether arising by Law, contract or otherwise.

        "MASTER SERVICES AGREEMENT" has the meaning set forth in Section 2(g).

        "MATERIAL ADVERSE EFFECT" means any event, occurrence, fact, condition, change or effect, that is materially adverse to the business, assets or results of operations of the Business, taken as a whole, taking into account the operation of the Sellers as distressed companies prior to and following the commencement of the Bankruptcy Case provided, that: (i) commencement and conduct of the Bankruptcy Case as referenced in and contemplated by this Agreement; (ii) defaults under Governmental Permits, real property leases and personal property leases including the Acquired Assets, or contracts (including the Assumed Contracts) occasioned solely by the commencement of the Bankruptcy Case; and
(iii) the insufficiency of working capital of the Business occasioned by the inability to obtain additional funding, shall not, individually or in the aggregate, be deemed to constitute a Material Adverse Effect.

        "MOTION TO APPROVE MASTER SERVICES AGREEMENT" has the meaning set forth in Section 7(e).

        "MOTION TO APPROVE SALE" has the meaning set forth in Section 7(e).

        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Seller and consistent with Sellers' past customs and practices (including with respect to quantity and frequency), taking into account the commencement of the Bankruptcy Case and the operation of the Sellers as distressed companies prior to and following the commencement of the Bankruptcy Case including the occurrence of the following events: (i) defaults under Governmental Permits, real property leases and personal property leases including the Acquired Assets, or contracts (including the Assumed Contracts) occasioned solely by the commencement of the Bankruptcy Case; and (ii) the insufficiency of working capital of the Business occasioned by the inability to obtain additional funding.

        "PERMITTED ENCUMBRANCES" means the following: (i) Liens that constitute Assumed Liabilities pursuant to the terms of this Agreement; (ii) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of Sellers or their Subsidiaries, provided that such easements, leases, reservations, rights, defects or irregularities do not materially detract from the value of or impair the use of such property or assets for the purposes for which they are held; (iii) any Lien or privilege vested in any lessor, licensor or permittor for rent or other obligations with respect to property or assets of Sellers [or their Subsidiaries] so long as the payment of such rent or the performance of such obligations is not delinquent; and (iv) until, but not following, the Effective Time, Liens on Acquired Assets granted as security for the Toronto Dominion Credit Agreement.

        "PERSON" means any individual, corporation, partnership, proprietorship, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other entity, organization or institution of any type whatsoever.

        "PURCHASE PRICE" has the meaning set forth in Section 3(a).

        "REJECTED CONTRACTS" has the meaning set forth in Section 7(b).

        "SALE ORDER" means an order entered by the Court pursuant to Sections 105, 363, 365 and 1146 of the Code approving this Agreement and the Assumption Agreement and the transactions provided for herein and therein, which order shall be in form acceptable to Buyer in its reasonable discretion.

        "SELLERS" has the meaning set forth in the preface above.

        "SELLERS' CLOSING DOCUMENTS" has the meaning set forth in Section 4(b).

        "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof), directly or indirectly, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "TAX" means any federal, state, provincial, local, foreign or other income, alternative, minimum, inheritance, accumulated earnings, personal holding company, corporation, franchise, capital stock, net worth, capital, profits, windfall profits, capital gain, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

        "TAX RETURN" means any return, report, declaration, form, Claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TORONTO DOMINION CREDIT AGREEMENT" means that certain Third Amended and Restated Credit Agreement dated as of April 12, 2001 by and among Net2000 Communications Group, Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Lead Arranger and Book Manager, Royal Bank of Canada as Syndication Agent, Goldman Sachs Credit Partners, L.P., as Co-Documentation Agent, First Union Securities, Inc., as Documentation Agent, and the Lenders named therein, and any of the Loan Documents referred to therein (as in effect from time to time) necessary to consummate the transactions contemplated herein, shall have been obtained and shall be in full force and effect.

        "TRANSACTION DOCUMENTS" means, collectively, Sellers' Closing Documents and Buyer Closing Documents.

                (b)     Interpretation.

                Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires and, as used herein, unless the context otherwise requires, the words "hereof," "herein" and "hereunder," and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof. The term "including" shall be deemed to mean "including, without limitation." Accounting terms used herein shall have the meanings given to them by GAAP applied on a consistent basis by the Person to which they relate. References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement. Unless otherwise expressly stated, all dollar amounts stated herein are in United States currency.

        2. SALE AND PURCHASE OF ACQUIRED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES.

                (a)     Purchase and Sale of Acquired Assets.

                Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Sellers, free and clear of any and all Liens and Claims (other than Permitted Encumbrances), all of Sellers' right, title and interest as of the Effective Time in and to the properties and assets of Sellers that are used or held for use in connection with the conduct of the Business, of every kind, nature, character and description, tangible or intangible, personal or mixed, whether accrued, contingent or otherwise, wherever located and whether or not specifically referred to, listed or described on Section 2(a) of the Disclosure Letter, including all such assets and properties acquired by Sellers or arising between the date hereof and the Closing Date, but excluding the Excluded Assets (collectively, the "ACQUIRED ASSETS"), including all those items in the following categories that conform to the definition of the term Acquired Assets:

                        (i) All telecommunications and computer equipment, furniture, furnishings, automobiles, tools, parts and similar property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) including those assets set forth on Section 2(a)(i) of the Disclosure Letter;

                        (ii) all Inventories held at any location controlled by Sellers and Inventories previously purchased and in transit to Sellers at such locations;

                        (iii) all of the contracts, agreements, and leases (including all personal property leases and real property leases) of the Sellers arising solely or primarily relating to the conduct of the Business as specified on Section 2(a)(iii) of the Disclosure Letter and such other contracts specifically disclosed in this Agreement which are entered into between the date hereof and the Closing Date, which Buyer may, in its sole discretion, agree in writing to assume, pertaining to all periods from and after the Effective Time, including any right (A) to receive payment for products sold or services rendered after the Effective Time and (B) to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements to the extent such violations occur following the Effective Time (collectively, the "ASSUMED CONTRACTS");

                        (iv) all Intellectual Property to the extent permitted by Law, and except to the extent that it is employed solely in connection with Excluded Assets, goodwill and contact telephone numbers associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereto and rights to protection of interest therein under the laws of all jurisdictions, including any Intellectual Property arising after the date hereof;

                        (v) all real estate owned by the Sellers, including all buildings, fixtures and improvements thereon as specified on Section 2(a)(v) of the Disclosure Letter;

                        (vi) all books, records, manuals and other materials (in any form or medium) solely or primarily relating to the Business, including advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, [personnel records (subject to any necessary employee consents)], manufacturing and quality control records and procedures, blueprints, research and development files, records, data books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

                        (vii) to the extent their transfer is permitted by law, all Governmental Permits, including all applications therefor;

                        (viii) all manufacturer warranties and similar rights in favor of Sellers with respect to any Acquired Asset; and

                        (ix) all accounts (other than Excluded Accounts), Accounts Receivable, notes and notes receivable which are payable to Sellers or their Affiliates, all guaranties and security therefor, and all goods and services giving rise thereto and the rights pertaining to such goods and services.

                (b) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2(a) or any other provision of this Agreement, the Acquired Assets shall not include the following properties and assets of Sellers (collectively, the "EXCLUDED ASSETS"):

                        (i) all cash and cash equivalents, all bank, custody and investment accounts, all marketable securities;

                        (ii) all deposits, withholdings, prepayments, credits and refunds of Sellers or their Affiliates; all security deposits and prepayments, prepaid expenses, deposits and advances, whether or not reflected on Sellers' books and records relating to the Assumed Contracts.

                        (iii)   Excluded Accounts;

                        (iv) all claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (y) relating to the Excluded Assets, or (z) that have accrued, arisen or been asserted against any Person or that relate to any period before the Effective Time, in each case which do not relate primarily to the Acquired Assets (including fiduciary duty claims, tort claims and claims against current and former employees of the Sellers that accrued prior to Closing), all rights and powers of a trustee and debtor-in-possession against any Person whatsoever, including all avoidance powers granted to Seller under the bankruptcy Code and all causes of action and remedies granted pursuant to or incorporated in Sections 502, 510, 541, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

                        (v) all rights of Sellers and their Affiliates in, to and under any agreement, lease or other contract other than Assumed Contracts;

                        (vi) all capital stock of Sellers and Sellers' Subsidiaries;

                        (vii) the certificate of incorporation, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other corporate documents and records relating to the organization or maintenance of the corporate existence of Sellers;

                        (viii) all assets held by or for the account of Sellers or their Affiliates pursuant to the terms of any deferred compensation, incentive compensation, welfare or other employee benefit plan, or the assets of any related trust described in Section 401 of the Code;

                        (ix) all insurance policies of Sellers or their Affiliates and any proceeds received thereunder;

                        (x) all rights that accrue to Sellers under this Agreement;

                        (xi) all assets of Sellers' Video Services Group, consisting of (i) sales of interactive video communications equipment,
        (ii) installations, maintenance and training services, and (iii) the circuits listed on Section 2(b)(x) of the Disclosure Letter;

                        (xii) any Governmental Permit or similar right that by its terms or applicable Law is not transferable to Buyer; and

                        (xiii) all tangible and intangible properties and assets of Sellers not used or held for use primarily in connection with the conduct of the Business.

                (c)     Assumption of Liabilities.

                As additional consideration for the Acquired Assets, Buyer agrees to assume, pay, perform and discharge the Assumed Contracts (other than, in each case, any Liability accruing prior to the Effective Time or with respect to any matters occurring prior to the Effective Time) provided that (x) Sellers shall have satisfied their obligations to cure under Section 365 of the Bankruptcy Code and (y) all parties to such Assumed Contracts shall have reasonable prior notice of the Motion to Approve Sale (collectively, the "ASSUMED LIABILITIES").

                (d)     Excluded Liabilities.

                Notwithstanding the provisions of Section 2(b) or any other provision hereof, the Disclosure Letter or any other schedule or exhibit hereto and regardless of any disclosure to Buyer, other than the Assumed Liabilities, Buyer shall not assume or be obligated or be responsible to pay, perform, satisfy or otherwise discharge any Liabilities whatsoever whether or not such Liabilities arise in connection with or under the Assumed Contracts (collectively, the "EXCLUDED LIABILITIES").

                (e)     Cure of Defaults.

        With respect to each and all defaults, arrearages, or other obligations arising under or with respect to Assumed Contracts, whether arising before or after the filing of the Bankruptcy Case that are Acquired Assets, Sellers shall have satisfied their obligations to cure under Section 365 of the Bankruptcy Code.

                (f)     Excluded Accounts Agreement.

                Subject to approval of the Court and state regulatory agencies (if applicable), Sellers and Buyer shall enter into the Excluded Accounts Agreement in form and substance satisfactory to the parties (the "EXCLUDED ACCOUNTS SALVAGE AGREEMENT") pursuant to which Sellers grant to Buyer the right to salvage by sale the Excluded Accounts to third party providers commencing on the date of this Agreement. In the event that Buyer is not the successful bidder of the Acquired Assets, all proceeds derived from the sale of Excluded Accounts (collectively, the "EXCLUDED ACCOUNTS AMOUNT") shall be paid to the Sellers net of any expenses incurred by Buyer in connection with selling such Excluded Accounts. In the event that Buyer is the successful bidder of the Acquired Assets, the Excluded Accounts Amount shall be deducted from the Purchase Price paid by the Buyer for the Acquired Assets. Notwithstanding the foregoing, in no event shall Buyer have any Liability whatsoever, directly or indirectly, for the cost of servicing the customers representing the Excluded Accounts pending disposition by salvage or otherwise.

                (g)     Master Services Agreement.

                Simultaneously with the execution of this Agreement, Net2000 Communications, Inc., a Delaware corporation ("NET2000") and Buyer shall enter into the Master Services Agreement in the form of Exhibit A hereto (the "MASTER SERVICES AGREEMENT") pursuant to which Buyer agrees to provide certain telecommunications services to Net2000 in accordance with the terms set forth therein. In the event that Buyer is not the successful bidder at the hearing on the Sale Order, then, notwithstanding Section 2(c ) of this Agreement, the successful bidder shall agree to assume all Liabilities of Net2000 under the Master Services Agreement.

        3.      PURCHASE PRICE.

                (a)     Purchase Price.

                The purchase price for the Acquired Assets shall be Twenty Five Million and 00/100 Dollars ($25,000,000.00) consisting of (i) a cash payment equal to Fifteen Million and 00/100 Dollars ($15,000,000) payable at Closing (the "CASH PURCHASE PRICE") and (ii) a cash payment of Ten Million and 00/100 Dollars ($10,000,000) payable with interest at the rate of 4% per annum, in two (2) equal installments of Five Million and 00/100 Dollars ($5,000,000.00) on the 60th and 90th day after the Closing)(the "DEFERRED PURCHASE PRICE", together with the Cash Purchase Price, the "PURCHASE PRICE") less the Excluded Accounts Amount, if applicable, pursuant to Section 2(f). At Closing, Buyer shall pay the Cash Purchase Price, less the Deposit as provided in Section 10, to Sellers by wire transfer in immediately available funds to such account or accounts as shall have been designated by Sellers. Buyer's obligation to pay the Deferred Purchase Price shall be secured by a security interest granted in favor of the Sellers on the Accounts Receivable that are being purchased by the Buyer pursuant to this Agreement. The security interest will be effected and perfected by a lock box mechanism in form and substance satisfactory to Sellers' lenders.

                (b)     Allocation.

                The parties agree to allocate the Purchase Price (and other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) within thirty (30) days following the Closing.

        4.      CLOSING; CLOSING DOCUMENTS.

                (a)     Closing.

                The closing ("CLOSING") of the transactions contemplated hereby shall take place as soon as practicable following the earliest of: (i) the date that is eleven days after the entry by the Court of the Sale Order in the Bankruptcy Case (provided that the Sale Order states that it shall not be subject to any stay), and (ii) December 31, 2001 (such date, the "CLOSING DATE"), at the offices of Piper Marbury Rudnick & Wolfe, LLP, 1775 Wiehle Avenue, Reston, Virginia (or such other place as may be mutually agreeable to the parties). Closing shall be effective as of 12:01 a.m. on the Closing Date (the "EFFECTIVE TIME").

                (b)     Deliveries by Sellers.

                Subject to the fulfillment or waiver of the conditions set forth in Section 8(b), at Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following (the "SELLER'S CLOSING DOCUMENTS"):

                        (i) a Bill of Sale and Assignment for the tangible assets to be conveyed to Buyer hereunder in form and substance satisfactory to Buyer (the "BILL OF SALE");

                        (ii) such Deferred Purchase Price Documents to which Sellers are a party;

                        (iii)   the Assumption Agreement;

                        (iv)    a certified copy of the Sale Order;

                        (v) a certificate of Sellers, duly executed by Sellers, dated the Closing Date, certifying that Sellers' representations and warranties contained in this Agreement shall be true and correct in all material respects on the Closing Date and that Sellers have performed in all material respects all of their covenants and obligations hereunder which by the terms hereof are to be performed on or before the Closing Date;

                        (vi) title certificates for all vehicles owned by Sellers and conveyed to Buyer hereunder;

                        (vii) originals of all delivery receipts contemplated by Section 7(e)(ii);

                        (viii) such other endorsements, assignments and instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Buyer or Buyer's legal counsel to consummate the sale transactions (as contemplated in the Sale Order).

                (c)     Deliveries by Buyer.

                Subject to the fulfillment or waiver of the conditions set forth in Section 8(a), at Closing, Buyer shall deliver to Sellers the following (the "BUYER CLOSING DOCUMENTS"):

                        (i)     the Cash Purchase Price;

                        (ii) the secured promissory note, security agreement, financing statements and other agreements reasonably necessary to evidence Sellers' security interest in the Accounts Receivable and the lockbox mechanism in accordance with Section 3(a)(collectively, the "DEFERRED PURCHASE PRICE DOCUMENTS");

                        (iii)   the Assumption Agreement;

                        (iv) a certificate of Buyer, duly executed by Buyer, dated the Closing Date, certifying that each of the Buyer's representations and warranties contained in this Agreement shall be true and correct in all material respects on the Closing Date and that Buyer has performed in all material respects all of its covenants and obligations hereunder which by the terms hereof are to be performed on or before the Closing Date; and

                        (v) such other instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Seller or Sellers' legal counsel to consummate the sale transactions, duly executed by Buyer as appropriate.

        5.      REPRESENTATIONS AND WARRANTIES OF SELLERS.

        Sellers represent and warrant to Buyer that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5), except as set forth in the disclosure letter accompanying this Agreement and initialed by the Parties (the "DISCLOSURE LETTER"). The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement

                (a)     Organization, Qualification and Authority.

                Subject to the entry of a Sale Order by the Court, Sellers have requisite corporate power and authority (i) to own or lease and to operate their properties and assets (including the Acquired Assets) and to carry on the Business as it is now being conducted and (ii) to enter into this Agreement and each of the Transaction Documents to be entered into by Sellers and to carry out their obligations hereunder and thereunder. The execution, delivery and performance by Sellers of this Agreement and of each Transaction Document to be entered into by Sellers, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been approved by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and upon approval of the Court will constitute the legal, valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms.

                (b)     No Approvals; Conflict.

                Except for (and subject to obtaining) the approval of the Court and any other approvals of Governmental Authorities identified in Section 5(b) of the Disclosure Letter, and except for (and subject to obtaining) any consents required in connection with the assignment to Buyer of the Assumed Contracts (which consents are identified in Section 5(b) of the Disclosure Letter), the execution, delivery and performance by Sellers of this Agreement and the Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Sellers and the consummation of the transactions contemplated hereby and thereby by Sellers do not and will not (i) require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person; (ii) result in a breach of any material obligation; (iii) constitute a material default or an event creating rights of acceleration, termination or cancellation or a loss of material rights; or (iv) result in the creation or imposition of any material Lien upon any of the Acquired Assets, in each case under any provision of (A) and of the certificates of incorporation or by-laws of Sellers; or (B) any material contract, lease or agreement to which any of the Sellers is a party.

                (c)     Litigation.

                Except as set forth on Section 5(c) of the Disclosure Letter and except for the Bankruptcy Case, there is no litigation, action, lawsuit, Claim, audit, review, examination, inquiry, proceeding or investigation pending or, to the Knowledge of Sellers, threatened against Sellers: (i) which relates to the Acquired Assets or the Business, (ii) in which any of the Sellers is the plaintiff or claimant, which in any such case, is material to the Business; and
(iii) which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents. Except as set forth in Section 5(c) of the Disclosure Letter, there is no outstanding order, writ, injunction, or decree of any Governmental Authority against or affecting the Acquired Assets or the Business.

                (d)     Financial Statements.

                The Financial Statements (i) were derived from Sellers' historical records relating to the Business and were prepared in accordance with GAAP (ii) fairly present in all material respects the items contained thereon, including the assets and liabilities of the Sellers for the respective periods covered thereby. The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to the transactions contemplated by this Agreement, reflect all material costs that historically have been incurred by the Business (other than the Excluded Liabilities) and present fairly the results of operations of the Business for the periods indicated.

                (e)     Title to Acquired Assets.

                Except for Permitted Encumbrances, Sellers have title to, or a valid license or leasehold interest in, all of the Acquired Assets free and clear of all Liens other than Permitted Encumbrances, except as set forth on
Section 5(e) of the Disclosure Letter. Upon the execution and delivery to Buyer on the Closing Date of the Bill of Sale, the Assumption Agreement and any other instruments of transfer and assignment contemplated by this Agreement, and subject to the entry of a Sale Order by the Court, Sellers will transfer to Buyer all of its interest in and to the Acquired Assets, in each case free and clear of all Liens (other than Permitted Encumbrances).

                (f)     Assumed Contracts.

                Section 2(a)(iii) of the Disclosure Letter contains a true and complete list of all Assumed Contracts. Sellers have delivered to Buyer complete and correct copies of all Assumed Contracts listed on Section 2(a)(iii) of the Disclosure Letter (including all amendments and modifications thereof). Except for the Assumed Contracts, Sellers are not a party to any contract or agreement, written or oral, that is material to the operation of the Business. Except as set forth in Section 5(f) of the Disclosure Letter, Sellers have not assigned, transferred, pledged or otherwise conveyed their rights under any of the Assumed Contracts.

                (g)     Employees.

                Section 5(g) of the Disclosure Letter lists or contains (i) all current employees of Sellers or their Subsidiaries working in the Business (the "EMPLOYEES"), (ii) each Employee's current salary, and accrued but unused vacation, personal or sick time; and )(iii) all employment agreements between Sellers and the Employees.

                (h)     Brokers' Fees.

                Except for any obligations Sellers may have to Jefferies & Co., Inc. (as previously disclosed by Sellers to Buyer), Sellers have no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                (i)     Intellectual Property.

                Except as set forth in Section 5(i) of the Disclosure Letter, Sellers own or is licensed to use the Intellectual Property used by Seller in connection with the Business. Section 5(i)(1) of the Disclosure Letter identifies each patent or registration which has been issued to Sellers with respect to any of their respective Intellectual Property, identifies each pending patent application or pending application for registration which Sellers have made with respect to any of its Intellectual Property, and identifies each license or sublicense which Sellers have granted to any third party with respect to any of its Intellectual Property. Section 5(i)(2) of the Disclosure Letter identifies each item of Intellectual Property that any third party owns and that Sellers use pursuant to license or, sublicense, other than "shrink-wrap" or "off the shelf" software.

                (j)     Disclaimer of other Representations and Warranties.

                Buyer has conducted a thorough review and analysis of the Business, assets (including the Acquired Assets and Assumed Contracts), liabilities, results of operations, financial condition, Intellectual Property and prospects of the Sellers and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Sellers for such purpose. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5, Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Sellers make no representation or warranty regarding any assets other than the Acquired Assets, and none shall be implied at law or in equity.

        6.      REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer hereby represents and warrants to each of the Sellers that the statements contained in this Article 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6), except as set forth in the Disclosure Letter.

                (a)     Organization, Qualification and Authority.

                Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to be entered into by Buyer and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and of each Transaction Document to be entered into by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been approved by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

                (b)     No Approvals; Conflict.

                Except for the approval of the Court, and the Federal Trade Commission and Justice Department in connection with the HSR Filing, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (i) require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person, (ii) result in a breach of any material obligation, (iii) constitute a material default or an event creating rights of acceleration, termination or cancellation or a loss of material rights or (iv) result in the creation or imposition of any material Lien upon any of the Acquired Assets, in each case under any provision of (A) the certificate of incorporation or by-laws of Buyer, (B) any material contract, lease or agreement to which Buyer is a party or (C) any Law to which Buyer or any of the Acquired Assets is or are subject.

                (c)     Litigation.

                There is no litigation, action, lawsuit, Claim, audit, review, examination, inquiry, proceeding or investigation involving Buyer pending or, to Buyer's knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents.

                (d)     Brokers' Fees.

                Buyer has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

                (e)     Financing Contingencies.

                Buyer's ability to consummate Closing hereunder is not subject to any financing contingency.

                (f)     Confidentiality.

                Buyer acknowledges that its undertakings pursuant to the Confidentiality Agreement dated October 26, 2001 entered into between Buyer and Sellers (the "CONFIDENTIALITY AGREEMENT") remain in full force and effect and Buyer represents and warrants that Buyer and its officers, directors, employees, agents, contractors and consultants, as applicable, are, and at all relevant times have been, in compliance in all material respects with the terms and conditions of the Confidentiality Agreement.

                (g)     Employees.

                The Sellers will cooperate with the Buyer in connection with the retention of Employees. Buyer shall have the right, but not the obligation, to include any employment contract with any Employee among those subject to the Assumption Agreement, and Sellers shall cooperate with the Buyers in the retention of Employees deemed by the Buyer to be necessary or helpful to the Business.

        7.      COVENANTS.

                (a)     General.

                Subject to Section 7(f), below and the procedures set forth in the Bid Procedures Order, each of the Parties will use its commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Article 9 8, below.

                (b)     Operation of Business.

                Except as otherwise contemplated by this Agreement, Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except that Sellers may (i) reject any executory contracts listed on Schedule 7(b) of the Disclosure Letter ("REJECTED CONTRACTS") and (ii) take other actions permitted under the Bankruptcy Code that are deemed beneficial to Sellers, provided that (x) such actions will not affect or impair the Acquired Assets (y) such actions will not have a Material Adverse Effect upon the Acquired Assets and (z) Sellers notify Buyer prior to taking such action, and will refrain from taking such action upon reasonable request of the Buyer. Notwithstanding the foregoing, in no event shall Sellers reject any executory contract (other than Rejected Contracts) without the Buyer's consent, which shall not be unreasonably withheld and be given within five days of the Seller's written request, provided that Buyer agrees (in writing), after receiving notice from Sellers and denying the Seller's request to reject an executory contract, to pay to the Sellers any amounts accruing on or after the Effective Time deemed reasonably necessary by the Court to preserve Sellers' right to utilize the beneficial interest in such contracts while preserving the right to reject such contracts or such other amounts mutually agreed upon between Buyer and the third parties of such contracts.

                (c)     Reasonable Access.

                Prior to Closing, Sellers will use their commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to permit representatives of Buyer to have access, at all reasonable times and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Sellers related to the Business and the Acquired Assets. Buyer will treat and hold as such any Confidential Information it receives from Sellers in the course of the reviews contemplated by this Section 7(C), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                (d)     Notice of Developments.

                At any time prior to Closing, Sellers shall provide Buyer due and sufficient notice of material developments relating to the Business, including any development causing a material breach of any of their representations and warranties hereunder. In addition, Sellers shall, prior to Closing, supplement the Disclosure Letter hereto with respect to any matter coming to the Knowledge of Sellers that, if existing or known as of the date hereof, would have been required to have been set forth or described in the Disclosure Letter. Any such supplemental disclosure shall not be deemed to cure any material breach of any representation or warranty made herein as of the date hereof, nor shall it be deemed to have been disclosed to Buyer as of the date hereof for the purposes of determining whether or not Buyer has any further obligation to consummate the transactions contemplated hereby.

                (e)     Bankruptcy Court Approval.

                        (i) Within two (2) business days of filing the Bankruptcy Case, Sellers shall file a motion to approve the Master Services Agreement ("MOTION TO APPROVE MASTER SERVICES AGREEMENT"), in form satisfactory to the Buyer in its reasonable discretion. Promptly after filing the Motion to Approve Master Services Agreement, Sellers shall use reasonable efforts to obtain a hearing thereon at the earliest available date.

                        (ii) Within twenty (20) calendar days after the date hereof, Sellers shall file with the Court (i) a motion with the Court (the "MOTION TO APPROVE SALE") seeking among other things, the entry of the Bid Procedures Order, the Breakup Fee Order and the Sale Order substantially in the forms as attached hereto as Exhibits B, C and D, respectively. Promptly after the filing of the Motion to Approve Sale, Sellers shall use reasonable efforts to obtain a hearing thereon at the earliest available date . After filing the Motion to Approve Sale, Sellers shall not (without prior written consent of Buyer which consent shall not be unreasonably withheld) amend, modify or withdraw such motion. Sellers shall use its best efforts to obtain, promptly, entry of a the Bid Procedures Order, the Breakup Order and the Sale Order, and Sellers shall take all necessary actions in connection therewith. Sellers shall provide due and sufficient notice of the hearing to be held in the Court regarding the Motion to Approve Sale to: (i) each person or entity that has filed a notice of appearance, or that has otherwise filed a written request to receive copies of pleadings, in the Bankruptcy Case, (ii) the Securities and Exchange Commission, (iii) the Internal Revenue Service, (iv) the Office of the United States Trustee, (v) the taxing authorities for each of the States of Maryland, New York, New Jersey, the Commonwealths of Virginia, Pennsylvania and Massachusetts and the District of Columbia and any appropriate political subdivisions of any thereof, (vi) counsel to any statutory committee of creditors appointed by the Office of the United States Trustee in the Bankruptcy Case, (vii) Buyer and its counsel, (viii) the employment agencies for each of the States of Maryland, New York, New Jersey, the Commonwealths of Virginia, Pennsylvania and Massachusetts and the District of Columbia, (ix) each party (other than Seller) to each Assumed Contract, (x) each Person that has asserted a Lien on, or in, any of the Acquired Assets, as to whom service shall be made and (xi) any other Person that Buyer reasonably requests in writing be served, in each case, by United States mail, postage prepaid, or courier in Sellers' reasonable discretion; provided that, with respect to any Persons designated in paragraphs (ix) and (x) of this Section 7 (e)(ii) and other Persons designated by Buyer in its reasonable discretion, service shall be made by United

States certified mail, return receipt requested (or the substantial equivalent as to any such Person beyond areas served by the U.S. Postal Service).

                (f)     Order Approving Notices Procedures.

                Buyer and its legal counsel have read and understand the order of the Bankruptcy Court approving the global bid procedures substantially in form and substance satisfactory to Buyer in its reasonable discretion (the "BID PROCEDURES ORDER") which order will be filed with the Court after the date hereof. The Bid Procedures Order shall require any Person bidding on the Acquired Asset to (i) make a counterbid of not less that $28,875,000 and (ii) to accompany such counterbid with a deposit in an amount equal to $1,000,000 payable in cash or certified funds. Buyer agrees and understands this Agreement is subject to the Bid Procedures Order and any other applicable order or act of the Court.

                (g)     Post-Closing Access to Records.

                Following Closing and subject to the execution of a post-Closing confidentiality agreement, Buyer agrees to permit representatives of Sellers to have access, at reasonable times and in a manner so as not to interfere with the normal business operations of Buyer, to the books and records of Buyer (including all books and records acquired from Sellers hereunder) relating to the Acquired Assets or the conduct of the Business prior to the Closing Date so as to enable Sellers to prepare tax, financial or court filings or reports, to respond to court orders, subpoenas, or inquiries, investigations, audits or other proceedings of Governmental Authorities, to prosecute or defend legal actions or for other like proper purposes. Buyer agrees to preserve such records in its possession for a period of at least five years from the Closing Date.

                (h)     Further Actions.

                Sellers and Buyer agree to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                        (i) Sellers and Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them pursuant to applicable Law in connection with this Agreement and the Transaction Documents, the sale and transfer of the Acquired Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including the HSR Filings.

                        (ii) Sellers and Buyer, as promptly as practicable, will use all commercially reasonable efforts to obtain, or cause to be obtained, all material Consents (including consents to assignment of Governmental Permits and any Consents required under any Contract) necessary to be obtained by any of them in order to consummate the sale and transfer of the Acquired Assets pursuant to this Agreement.

                        (iii) Sellers and Buyer will, and will cause each of their Affiliates to, coordinate and cooperate with each of the other parties in exchanging such information and supplying such assistance as may be reasonably requested by Sellers or Buyer in connection with the filings and other actions contemplated by this Section 7(h).

                        (iv) At all times prior to the Closing, each party shall promptly notify the other in writing of any fact, condition, event or occurrence that will or may likely result in the failure of any of the conditions contained in Section 8 to be satisfied, promptly upon becoming aware of the same.

                (i)     Disclosure Letter.

                Except for Sections 2(a)(iii), 2(b)(iii) and 7(b) of the Disclosure Letter attached hereto, the Disclosure Letter has not been finalized as of the date of execution of this Agreement. Sellers agree to deliver the proposed draft of the Disclosure Letter to Buyer on November 20, 2001. The Buyer shall notify Sellers in writing of any discrepancies between the due diligence and other information and documentation pertaining to the Sellers and the Business and the proposed Disclosure Letter by November 26, 2001. If by November 29, 2001, Buyers and Sellers are unable to agree on the final form of the Disclosure Letter, then the matter shall be submitted to the Bankruptcy Court for final determination. After the date hereof and until the Closing, Sellers shall supplement the Disclosure Letter with respect to any matter coming to their knowledge that, if existing or known as of the date of this Agreement, or if the Disclosure Letter had otherwise been completed as of the date hereof, would have been required to be set forth or described in any such Section of the Disclosure Letter. No such supplemental disclosure shall be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions to Closing set forth in Section 8(a) have been satisfied (but such supplemental disclosure will be deemed to have amended the Disclosure Letter and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder in the absence of such supplemental disclosure).

                (j)     Capitalization.

                No later than forty-eight (48) hours prior to the date of the auction, Buyer shall provide Sellers evidence that establishes, to Sellers' satisfaction, that Buyer has sufficient financial ability to purchase the Acquired Assets and otherwise consummate the transactions contemplated herein.

                (k)     Assignment to Cavalier.

                No later than December 6, 2001, Buyer and Cavalier shall deliver to Sellers an executed agreement pursuant to which (i) Buyer shall assign to Cavalier, and Cavalier shall accept the assignment of, all of Buyer's right title and interest in and to this Agreement and (ii) Cavalier shall assume all of Buyer's obligations under this Agreement including, without limitation, Buyer's obligations under Section 10, below.

        8.      CONDITIONS TO CLOSING.

                (a)     Conditions to Obligation of Buyer.

                The obligation of Buyer to pay the Purchase Price and consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties of Sellers set forth in Section 5 above shall be true and correct in all material respects as of the date made and as if made on the Closing Date;

                        (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through Closing;

                        (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                        (iv) Sellers shall have delivered to Buyer all of Sellers' Closing Documents, duly executed by Sellers as applicable;

                        (v)     [Intentionally Omitted]

                        (vi) from and after the date of this Agreement, with the exception of the filing with the Bankruptcy Court, (A) there shall have been no material adverse change in or to the Acquired Assets, Assumed Liabilities, or the Seller's rights and interests therein, nor shall any other fact or circumstances then exist that diminishes the value of the Acquired Assets or Buyer's reasonable expectation of benefit therein; and (B) there shall have arisen no Material Adverse Effect;

                        (vii) Sellers shall have satisfied their obligations to cure under Section 365 of the Bankruptcy Code.

                (b)     Conditions to Obligation of Sellers.

                The obligation of Sellers to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties of Buyer set forth in Section 6 above shall be true and correct in all material respects as of the date made and as if made on the Closing Date;

                        (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through Closing;

                        (iii) The Cash Purchase Price shall have been paid by Buyer via wire transfer of immediately available funds, in U.S. currency, to an account designated by Sellers;

                        (iv) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                        (v) Buyer shall have delivered to Sellers all of Buyer's Closing Documents, duly executed by Buyer as applicable; and

                        (vi) all actions, consents or approvals required to be obtained from Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement or by the Transaction Documents shall have been obtained (copies of which shall have been delivered to Sellers) and be in full force and effect, including the Sale Order from the Court provided that the Sale Order states that it shall not be subject to any stay).

        9.      EXPENSES AND FEES.

        Except to the extent that Buyer may be entitled to the Breakup Fee, each party shall pay its own costs and expenses incident to the preparation and negotiation of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and its compliance with all its agreements and conditions contained herein or therein, including all legal and accounting fees and disbursements and all costs of obtaining necessary consents.

        10.     DEPOSIT AND LIQUIDATED DAMAGES.

        Within two (2) business days of the execution of this Agreement, the Buyer shall deposit the sum of One Million and 00/100 Dollars ($1,000,000.00) (the "Deposit") with Wilmington Trust Company (the "Escrow Agent"). The Escrow Agent shall perform its services pursuant to the Escrow Agreement substantially in the form as attached as Exhibit E (the "ESCROW AGREEMENT"). If the Buyer is the successful bidder at the hearing on the Sale Order, at the Closing, the Deposit (and earnings thereon) shall be delivered to the Sellers pursuant to the Escrow Agreement and credited toward the Cash Purchase Price.

                (i) Except as set forth in Sections 10 (ii) and (iii), below, if the Closing does not occur and this Agreement is terminated, whether pursuant to Section 11 or otherwise, then the Deposit (and earnings thereon) shall be immediately delivered to the Buyer in accordance with the Escrow Agreement; provided, however, that if this Agreement is terminated by Sellers because Buyer is not the successful bidder at the hearing on the Sale Order (nor the second highest bidder at the hearing on the Sale Order), then the Deposit (and earnings thereon) shall be paid to the Buyer at the closing of the counterbid.

                (ii) If the Buyer is in material breach or provides written repudiation of this Agreement (provided that Sellers are not in material breach of this Agreement) on or before December 6, 2001, Sellers' remedies against Buyer shall be limited to retention of the Deposit as liquidated damages pursuant to the terms of the Escrow Agreement, which shall be sole remedy of Sellers for such breach, and Sellers shall have no other recourse against Buyer, Cavalier or any of their respective affiliates on account of this Agreement nor otherwise.

                (iii) If the Buyer is in material breach of this Agreement (provided that Sellers are not in material breach of this Agreement) after December 6, 2001, Sellers shall have full recourse against the Buyer and the Deposit shall secure Sellers' claim against the Buyer pending liquidation of such claim.

        11.     TERMINATION. This Agreement shall terminate as provided below:

                (a)     Mutual Agreement.

                Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to Closing.

                (b)     Termination by Buyer.

                Buyer may terminate this Agreement by giving written notice to Sellers on or prior to Closing (i) in the event of a Material Adverse Effect effecting the Acquired Assets and such Material Adverse Effect shall have continued without cure for a period of ten (10) Business Days after the date the notice of such was received by Sellers, (ii) for failure of the Court to enter each of the Bid Procedure Order on or before December 15, 2001, the Breakup Fee Order on or before December 31, 2001 and the Sale Order on or before January 15, 2002, (iii) if the Closing does not occur on or prior to February 15, 2002, or
(iv) if the Court approves a purchaser other than the Buyer at the hearing on the Sale Order.

                (c)     Termination by Sellers.

                Sellers may terminate this Agreement by giving written notice to Buyer on or prior to the Closing (i) in the event that the Court does not approve the Bidding Procedures Order and the Breakup Fee Order, or (ii) if the Court approves a purchaser other than the Buyer at the hearing on the Sale Order, provided that Sellers pay the Breakup Fee to the Buyer at the closing of the counterbid.

                (d)     Effect of Termination.

                In the event of the termination of this Agreement pursuant to this Section 11, this Agreement, except for the provisions of Sections 9, 12(d) and 12(k) shall forthwith become null and void and have no effect. Nothing in this Section 12 shall, however, relieve any party to this Agreement of for liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination.

        12.     MISCELLANEOUS.

                (a)     Survival of Representations and Warranties.

                None of the representations and warranties of the parties hereto contained in this Agreement or in any of the Transaction Documents shall survive Closing hereunder

                (b)     Transfer Taxes.

                Any federal, state, provincial or local transfer Taxes, including gains, transfer, conveyance, sales, documentary stamp and similar Taxes, payable as a result of the purchase and sale of the Acquired Assets, the assignment of Assumed Contracts or any other action contemplated by this Agreement will be paid by Buyer. Buyer and Sellers will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other like documents regarding any such Taxes.

                (c)     Waiver.

                No terms or provisions hereof, including the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement or of the Schedules shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

                (d)     Press Releases and Public Announcements.

                No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to entry of a Sale Order without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities.

                (e)     No Third-Party Beneficiaries.

                This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                (f)     Entire Agreement; Amendment.

                This Agreement, the Disclosure Letter referred to herein and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter contained herein or therein and supersede in their entirety all prior or concurrent oral or written agreements, offers, proposals and understandings between the parties with respect to such subject matter; provided, however, that the Confidentiality Agreement remains in full force and effect. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties; provided, however, that (ii) this Agreement may not be amended in any material manner after entry of a Sale Order without Court approval, and (ii) the Disclosure Letter may be amended at any time prior to the Effective Time to the extent that such amendments are not material.

                (g)     Succession and Assignment.

                This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder. In the event Buyer assigns or delegates any of its rights hereunder as provided in the foregoing sentence, Buyer shall cause such Affiliate to be capitalized, or shall guarantee or otherwise provide financial support for the obligations of any such Affiliate to the extent such capitalization or financial support may be required in order to avoid objection to the assignment of the Assumed Contracts to such Affiliate under the provision of Section 365 of the Bankruptcy Code.

                (h)     Counterparts.

                This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                (i)     Headings.

                The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                (j)     Notices.

                All notices, requests, demands or other communications required or permitted by this Agreement: (i) shall be in writing; (ii) shall be deemed to have been given, forwarded, made or delivered: (A) if delivered in person or by overnight courier service, when so delivered, (B) if sent by facsimile transmission, when received, or (C) if sent by registered, certified or express mail, return receipt requested and postage prepaid, on the date of receipt (or on the date of attempted delivery if delivery is refused); and (iii) shall be addressed as follows:

                               If to Buyer:
                               -----------

                               Cavalier East, LLC and/or Cavalier Telephone, LLC 2134 West Laburnum Avenue
                               Richmond, Virginia 23227
                               Attn:  Brad Evans
                               Phone:  (804) 422-4502
                               Facsimile: (804) 422-4599

                               with a copy to:

                               Edwards & Angell LLP
                               101 Federal Street
                               Boston, MA  02110
                               Attn:  James D. McGinley, Esq.
                               Phone: (617) 951-2219 (direct line)

                               Facsimile: (617) 439-4170
                               Cellular:  (617) 645-1124

                               If to Sellers:
                               -------------

                               Net2000 Communications, Inc.
                               2180 Fox Mill Road
                               Herndon, VA  20171
                               Attn:  General Counsel
                               Telephone:  (703) 654-2000
                               Facsimile:  (703) 654-2049

                               with copies to:

                               Piper Marbury Rudnick & Wolfe, LLP
                               1200 Nineteenth Street, N.W.
                               Washington, D.C.  20036-2412
                               Attention:  Edwin M. Martin, Jr., Esq.
                               Telephone:  (202) 861-6315
                               Facsimile:  (202) 223-2085

                               Morris Nichols Arsht & Tunnell
                               1201 North Market Street
                               Wilmington, Delaware  19899-1347
                               Attention:  Robert J. Dehney
                               Telephone:  (302) 658-9200
                               Facsimile:  (302) 425-4673

Each party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent. Notices, requests, demands and other communications hereunder may be given by the attorney of any party.

                (k)     Governing Law; Jurisdiction.

                THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES HERETO PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR TO ANY MATTER ARISING HEREUNDER OR RELATED HERETO.

                (l)     Severability.

                Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                (m)     Incorporation of Disclosure Letter.

                The Disclosure Letter identified in this Agreement is incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.


                                  CAVALIER EAST, LLC

                                  By:/s/ Brad Evans
                                     --------------
                                  Name: Brad Evans
                                  Title: President


                                  CAVALIER TELEPHONE, LLC
                                  (with respect to Section 7(k), only)

                                  By:/s/ Brad Evans
                                     --------------
                                  Name: Brad Evans
                                  Title: President


                                  NET2000 COMMUNICATIONS, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 COMMUNICATIONS HOLDINGS, INC.

                                  By:/s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 COMMUNICATIONS GROUP, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 INVESTMENTS, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 COMMUNICATIONS OPERATIONS, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer

                                  NET2000 COMMUNICATIONS CAPITAL EQUIPMENT, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 COMMUNICATIONS SERVICES, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 COMMUNICATIONS REAL ESTATE, INC.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  NET2000 COMMUNICATIONS OF VIRGINIA, LLC


                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  FREBON INTERNATIONAL CORPORATION

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer


                                  VISION I.T.

                                  By: /s/ Donald E. Clarke
                                     ---------------------
                                  Name: Donald E. Clarke
                                  Title: Chief Financial Officer